Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Earnings

ELBA, ALABAMA (March 21, 2013)…The National Security Group, Inc. (NASDAQ: NSEC) today announced its financial results for the year ended December 31, 2012. Total revenues were $59,552,000 compared to $62,092,000 for the same period last year; a decrease of 4.1%. A decline in net premiums earned, primarily in the P&C segment, was the main contributing factor to the decrease in total revenue for 2012 over 2011. Partially offsetting the decline in revenue was a $2,121,000 increase in realized investment gains in the current year compared to the same period last year. The increase in realized capital gains was primarily from the sale of equity securities in the life segment.

The Company ended the year 2012 with a net loss totaling $6,671,000, or $2.70 per share, compared to a net loss of $4,956,000, or $2.01 per share, in 2011. The previously disclosed litigation settlement reached in June of 2012 and $3.4 million in pretax Hurricane Issac losses were the primary reasons for the net loss in 2012. The claims incurred from cat events and adverse underwriting results in a non-standard automobile program were the primary contributing factors to the net loss in 2011. The auto program was terminated in late 2011 and the run-off of the business was completed in 2012.

Stockholders equity for the year ended December 31, 2012 was $30,227,000 compared to $38,015,000 at December 31, 2011; a decrease of $7,788,000 or 20.5%. The change in stockholders equity is composed of dividends paid to shareholders of $802,000 and a net loss of $6,671,000 as well as accumulated other comprehensive income, primarily decreases in accumulated unrealized capital gains, totaling $101,000 and unrealized losses on interest rate swap totaling $214,000. Year-end book value per share, defined as stockholders equity divided by common shares outstanding of 2,466,600, was $12.25 at December 31, 2012 compared to $15.41 at December 31, 2011.

A summary of income statement information follows:

	Year ended December 31,
	2012	2011
Premium Earned	$51,815,000	$56,243,000
Investment Income	4,227,000	4,261,000
Realized Investment Gains	2,790,000	669,000
Other Income	720,000	919,000
Total Revenues	$59,552,000	$62,092,000

Net Loss	$(6,671,000)	$(4,956,000)

Net Loss Per Share	$(2.70)	$(2.01)

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in eleven states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama.